                                                                      EXHIBIT 11


                         GLOBAL MOTORSPORT GROUP, INC.
                      STATEMENT REGARDING COMPUTATION OF
                              EARNINGS PER SHARE


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
                                     For the three months ended   For the nine months ended
                                               October 31              October 31
                                           1997         1996        1997        1996
                                          --------    --------    --------    --------
Net income.............................  $   82,000  $1,574,000  $4,950,000  $7,358,000
                                         ==========  ==========  ==========  ==========

Weighted Average Shares Outstanding:

  Common stock.........................   5,077,000   5,261,000   5,125,000   5,232,000

  Common stock equivalents.............     157,000      49,000     197,000     109,000
                                         ----------  ----------  ----------  ----------

  Weighted average shares outstanding..   5,234,000   5,310,000   5,322,000   5,341,000
                                         ==========  ==========  ==========  ==========

Net income per share...................  $     0.02  $     0.30  $     0.93  $     1.38
                                         ==========  ==========  ==========  ==========

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